UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                          SCHEDULE 13G

              UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO. )*

                    Eagle Pacific Industries Inc.
________________________________________________________________________
                          (Name of Issuer)

                            Common
________________________________________________________________________
                   (Title of Class of Securities)

                           269719100
                  _______________________________
                         (CUSIP Number)

                       December 31, 1999
________________________________________________________________________
  	 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[X]	Rule 13d-1(b)
	[ ]	Rule 13d-1(c)
	[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











                                               Page 1 of 9 Pages

CUSIP No.  269719100
_______________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Massachusetts Mutual Life Insurance Company
         04-1590850
_______________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______
                                    (B)  __x____
________________________________________________________________________
3        SEC USE ONLY

_____________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES               238,836 Common Shares
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    Not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                 238,836 Common Shares
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           Not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                         238,836 Common Shares
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *
                           Not applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               2.2%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON

         IC  (Insurance Company)



                                             Page 2 of 9 Pages

CUSIP No. 269719100
_______________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual Corporate Investors
         04-2483041
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______
                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY

_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES                197,040 Common Shares
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    Not applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                  197,040 Common Shares
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           Not applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                     197,040 Common Shares
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

         Not Applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                            1.8%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON

         IV (Investment Company)
_________________________________________________________________________

                                             Page 3 of 9 Pages

CUSIP No. 269719100
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual Participation Investors
         04-3025730
_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______
                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY

_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Commonwealth of Massachusetts
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES                 101,505 Common Shares
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    Not Applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                   101,505 Common Shares
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           Not Applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                       101,505 Common Shares
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

         Not Applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              0.9%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON

         IV (Investment Company)
_________________________________________________________________________

                                                    Page 4 of 9 Pages

CUSIP No. 269719100
________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MassMutual Corporate Value Partners Ltd

_________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                    (A)  _______
                                    (B)  __x____
_________________________________________________________________________
3        SEC USE ONLY

_________________________________________________________________________
4        CITIZENSHIP OF PLACE OF ORGANIZATION

         Cayman Islands
_________________________________________________________________________
                  5        SOLE VOTING POWER
NUMBER OF
   SHARES                59,709 Common Shares
                  ____________________________________________________
BENEFICIALLY      6        SHARED VOTING POWER
   OWNED BY
   EACH                    Not Applicable
                  ____________________________________________________
REPORTING         7        SOLE DISPOSITIVE POWER
   PERSON
   WITH                  59,709 Common Shares
                  ____________________________________________________
                  8        SHARED DISPOSITIVE POWER

                           Not Applicable
_________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                    59,709 Common Shares
_________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES *

         Not Applicable
_________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                            0.6%
_________________________________________________________________________
12       TYPE OF REPORTING PERSON
                                    CO (Corporation)
_________________________________________________________________________

                                             Page 5 of 9 Pages

ITEM 1(a).  Name of Issuer: Eagle Pacific Industries Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            333 South Seventh Street
            Suite 2430
          	Minneapolis, MN  55402

ITEM 2(a).  Name of Person Filing:

            This statement is filed on behalf of Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Ltd.
            which together may be regarded as a group for the purpose of this statement. This statement is signed on behalf of the aforementioned parties, and therefore, it does not include a separate agreement providing for a joint filing.

ITEM 2(b).  Address of Principal Business Office:

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL PARTICIPATION INVESTORS
            1295 State Street
            Springfield, Massachusetts  01111

            MASSMUTUAL CORPORATE VALUE PARTNERS LTD.
            Cayman Islands

ITEM 2(c).  Citizenship

            MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY is organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE INVESTORS is
            organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL PARTICIPATION INVESTORS is
            organized under the laws of the Commonwealth of Massachusetts

            MASSMUTUAL CORPORATE VALUE PARTNERS LTD. is organized under the laws of Cayman Islands

ITEM 2(d).  Title of Class of Securities:  Common Stock

                                                    Page 6 of 9 Pages

ITEM 2(e).  CUSIP NUMBER: 269719100

ITEM 3. This statement is filed pursuant to Rule 13d-1(b) by Massachusetts Mutual Life Insurance Company, an insurance company as defined in Section 3(a)(19); MassMutual Corporate Investors, an investment company registered under Section 8 of the Investment Company Act of 1940; MassMutual Participation Investors, an investment company registered under Section 8 of the Investment Company Act of 1940; and MassMutual Corporate Value Partners Ltd., a corporation which together may be regarded as a group pursuant to Rule 13d-1(b)(ii)(H).

ITEM 4.     Ownership:

            (a)  Amount Beneficially Owned:

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors, and MassMutual Corporate
            Value Partners ltd. own respectively 238,836, 197,040, 101,505 and 59,709 warrants exercisable into 238,836, 197,040, 101,505 and 59,709 shares of common stock.

            The filing of this statement shall not be construed as an admission that Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Ltd. are for the purposes of sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any common stock of the issuer.

            (b)  Percent of Class:

            Percentage of ownership is calculated as follows:

            597,090 shares common / 10,747,615 fully diluted shares outstanding = 5.6%

            (c)  Powers:

            Massachusetts Mutual Life Insurance Company,
            MassMutual Corporate Investors, MassMutual
            Participation Investors, and MassMutual Corporate Value Partners Ltd. have sole power to vote or dispose of respectively 238,836, 197,040, 101,505, and 59,709 shares of common stock.

                                                        Page 7 of 9 Pages

ITEM 5.     Ownership of Five Percent or Less of a Class:

          		Not Applicable

ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person:

            Not Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
            Company:

            Note applicable

ITEM 8. Identification and Classification of Members of the Group:

            Not applicable

ITEM 9.     Notice of Dissolution of the Group:

            Not applicable

ITEM 10.    Certification:

            By signing below, MASSACHUSETTS MUTUAL LIFE
            INSURANCE COMPANY, MASSMUTUAL CORPORATE
            INVESTORS, MASSMUTUAL PARTICIPATION
            INVESTORS and MASSMUTUAL CORPORATE VALUE
            PARTNERS LTD. certify to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                        	                         Page 8 of 9 Pages

            After reasonable inquiry and to the best of my knowledge and belief, MASSACHUSETTS MUTUTAL LIFE INSURANCE
            COMPANY, MASSMUTUAL CORPORATE INVESTORS,
            MASSMUTUAL PARTICIPATION INVESTORS, and
            MASSMUTUAL CORPORATE VALUE PARTNERS
            LTD. certify that the information set forth in this statement is true, complete and correct.


February 15, 2000                   February 15,2000

MASSACHUSETTS MUTUAL                MASSMUTUAL CORPORATE
LIFE INSURANCE COMPANY              INVESTORS



By:  /signature/                    By:  /signature/

Charles C. McCobb Jr.               Charles C. McCobb Jr.
Managing Director                   Managing Director




February 15, 2000                   February 15, 2000

MASSMUTUAL PARTICIPATION            MASSMUTUAL CORPORATE
INVESTORS                           VALUE PARTNERS LTD.



By:  /signature/                    By:  /signature/

Charles C. McCobb Jr.               Charles C. McCobb Jr.
Managing Director                   Managing Director


                                            Page 9 of 9 Pages